EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-62871 pertaining to the Berry Petroleum Company Thrift Plan of our report dated July 10, 2007, with respect to the statements of net assets available for benefits of the Berry Petroleum Company Thrift Plan as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006 and the related supplemental schedule, which report appears in the December 31, 2006 Annual Report on Form 11-K of the Berry Petroleum Company Thrift Plan.

/s/ KMJ Corbin & Company LLP
KMJ CORBIN & COMPANY LLP

Irvine, California
July 10, 2007